Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

•   The PMI Group, Inc. (the “Company”) reported a net loss in the fourth quarter of 2010 of $184.4 million, or $1.14 per share.

•   Loss from continuing operations before income taxes for the fourth quarter of 2010 was $181.8 million compared to $368.1 million in the fourth quarter of 2009.

•   Results for fourth quarter included a loss (representing an increase in fair market value) of $19.9 million pre-tax, or $0.12 per share pre-tax, related to the fair value measurement of certain corporate debt obligations.

•   New insurance written was approximately $2.2 billion in the fourth quarter of 2010, an increase of 128% from the fourth quarter of 2009, bringing full year 2010 new insurance written to $6.7 billion.

•   U.S. Mortgage Insurance’s primary loans in default declined to 127,478 as of December 31, 2010 from 131,891 as of September 30, 2010 and 150,925 as of December 31, 2009 due primarily to a decrease in new notices of default.

•   PMI Europe’s risk in force declined to $674 million at December 31, 2010 from $2.0 billion at September 30, 2010 and $4.9 billion at December 31, 2009 due to contract commutations and maturities.

•   The Company had consolidated cash and cash equivalents and investments of $3.1 billion and total assets in captive trust accounts of approximately $724 million at December 31, 2010.

•   The Company incurred a change in unrealized gains or losses on investments due to the increase in interest rates during the quarter which reduced accumulated other comprehensive income by approximately $58 million. This balance sheet item reduced book value by $0.36 per share.

•   PMI Mortgage Insurance Co. (“MIC”) ended the fourth quarter of 2010 with excess minimum policyholders’ position of approximately $184 million and a risk to capital ratio of 19.9 to 1.

Walnut Creek, CA, February 15, 2011 - The PMI Group, Inc. (NYSE: PMI) today reported a net loss for the fourth quarter of 2010 of $184.4 million, or $1.14 per basic and diluted1 share, down from a loss of $228.2 million, or $2.76 per basic and diluted share, for the same period one year ago. For the full year of 2010, the Company reported a loss from continuing operations of $773.0 million, or $5.70 per basic and diluted share, compared to a loss from continuing operations of $654.0 million, or $7.94 per basic and diluted share for 2009. For the full year of 2010, the loss from continuing operations before income taxes was $799.4 million compared to a loss of $1,061.3 million for the full year of 2009.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The PMI Group, Inc. Fourth Quarter Results

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations before income taxes	$(181,753)	$(368,076)
Income tax expense (benefit) from continuing operations	2,625	(139,893)

Loss from continuing operations	$(184,378)	$(228,183)
Loss from discontinued operations, net of income taxes*	—	—

Net loss	$(184,378)	$(228,183)

Diluted loss from continuing operations per share	$(1.14)	$(2.76)
Diluted loss from discontinued operations per share*	—	—

Diluted net loss per share	$(1.14)	$(2.76)

*	Includes the 2009 effects of former subsidiaries PMI Australia and PMI Asia.

The PMI Group, Inc. Full Year Results

	Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations before income taxes	$(799,357)	$(1,061,283)
Income tax benefit from continuing operations	(26,329)	(407,292)

Loss from continuing operations	$(773,028)	$(653,991)
Loss from discontinued operations, net of income taxes*	—	(5,335)

Net loss	$(773,028)	$(659,326)

Diluted loss from continuing operations per share	$(5.70)	$(7.94)
Diluted loss from discontinued operations per share*	—	(0.07)

Diluted net loss per share	$(5.70)	$(8.01)

*	Includes the 2009 effects of former subsidiaries PMI Australia and PMI Asia.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $169.0 million in the fourth quarter of 2010 compared to a net loss of $242.0 million in the fourth quarter of 2009. The loss in the fourth quarter of 2010 was due primarily to continued high losses and loss adjustment expenses (“LAE”).

Total revenues were $149.7 million in the fourth quarter of 2010 compared to $201.5 million in the fourth quarter of 2009. The decrease in the fourth quarter of 2010 was primarily due to lower premiums earned (primarily caused by a decline in primary insurance in force) and, to a lesser extent, lower investment income.

New insurance written in the fourth quarter of 2010 was $2.2 billion, compared to $2.0 billion in the third quarter of 2010 and $1.0 billion in the fourth quarter of 2009. At December 31, 2010, primary insurance in force was $101.7 billion compared to $104.6 billion at September 30, 2010 and $113.7 billion at December 31, 2009.

U.S. Mortgage Insurance Operations’ losses and LAE declined to $281.8 million in the fourth quarter of 2010 compared to $317.1 million in the third quarter of 2010 and $549.4 million in the fourth quarter of 2009. During the fourth quarter of 2010, the Company paid total claims including LAE of $266.6 million compared to $322.7 million in the third quarter of 2010 and $518.1 million in the fourth quarter of 2009. As of December 31, 2010, reserves for losses and LAE, gross of reinsurance recoverables, were $2.9 billion compared to $3.0 billion at September 30, 2010 and $3.2 billion at December 31, 2009.

The number of primary loans in default decreased to 127,478 at December 31, 2010 from 131,891 at September 30, 2010 and 150,925 at December 31, 2009. New notices of default received in the fourth quarter of 2010 totaled 28,664 compared to 29,715 in the third quarter of 2010 and 37,835 in the fourth quarter of 2009.

The total number of pool loans in default decreased to 15,589 at December 31, 2010 compared to 15,970 at September 30, 2010 and 51,104 at December 31, 2009. The significant decline in pool loans in default as compared to one year ago was due primarily to the restructuring of modified pool policies.

Rescission and claim denial of delinquent risk in force totaled $271.8 million in the fourth quarter of 2010 compared to $208.8 million in the third quarter of 2010 and $217.0 million in the fourth quarter of 2009.

The Company’s Homeownership Preservation Initiatives (HPI) enabled 7,710 borrowers, representing $345 million of risk in force, to retain their homes through loan modifications and payment plans in the fourth quarter of 2010. For all of 2010, HPI enabled 41,258 borrowers, representing approximately $1.9 billion of risk in force, to retain their homes.

International Operations

International Operations, which include PMI Europe and PMI Canada, had net income for the fourth quarter of 2010 of $8.6 million compared to net income of $2.6 million in the third quarter of 2010 and a net loss of $2.9 million in the fourth quarter of 2009. Net income for the fourth quarter of 2010 was due primarily to lower losses and LAE expenses and lower tax expenses. As a result of contract commutations and maturities, PMI Europe’s risk in force declined to $674 million at December 31, 2010 compared to $2.0 billion at September 30, 2010 and $4.9 billion at December 31, 2009.

Corporate and Other

The Corporate and Other segment had a net loss of $23.9 million in the fourth quarter of 2010 compared to net income of $16.7 million in the same period one year ago. The results for the fourth quarter of 2010 included a loss (representing an increase in fair market value) of $19.9 million (pre-tax) related to the fair value measurement of certain corporate debt obligations compared to a gain (representing a decrease in fair market value) of $34.0 million (pre-tax) in the fourth quarter of 2009.

Capital, Liquidity and Tax Information as of December 31, 2010

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments of $3.1 billion and total shareholders’ equity of $415.3 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.5 billion and total assets in captive trust accounts of approximately $724 million.

•	At the holding company level, The PMI Group, Inc. had available cash and cash equivalents and investments of $79.1 million.

•

The Company had a nominal tax expense in the fourth quarter of 2010 due to the change in the net deferred tax asset resulting from the repositioning of the investment portfolio and an alternative minimum tax adjustment. At December 31, 2010, the valuation allowance for the Company’s deferred tax asset was $527.3 million compared to $453.1 million at September 30, 2010.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

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Potential significant future losses as a result of a variety of factors that are outside our control and difficult to predict. Among other factors affecting future losses and that could cause losses to increase more rapidly or to higher levels than expected are the following:

•

Future national and regional economic conditions, including continued slow economic recovery from the most recent recession or the potential of the U.S. economy to reenter a recessionary period, unemployment rates, interest rates, borrower access to credit and home prices.

•	Negative economic changes in geographic regions where our insurance in force is more concentrated;

•

The level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans) and the claim severity within MIC’s mortgage insurance portfolio.

•	The levels of future loan modifications, rescissions and claim denials and future reversals of rescissions and claim denials.

•	The timing of future claims paid.

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

•

In the absence of additional capital or capital relief, higher than expected losses or an acceleration of expected losses would likely cause PMI to be out of compliance with applicable regulatory requirements in 2011.

•

In sixteen states, so long as a mortgage insurer does not meet a required minimum policyholders’ position or exceeds a maximum permitted risk-to-capital ratio (generally 25 to 1), it may be prohibited from writing new business. Several of these states require a mortgage insurer to immediately cease writing new business if it exceeds the applicable state capital requirement. In other states, including Arizona, MIC’s state of domicile, the applicable regulator has discretion as to whether the mortgage insurer may continue to write new business. On January 13, 2011, we submitted a waiver request to the Arizona Department of Insurance (the “Department”). There can be no assurance that the Department will approve MIC’s waiver request and exercise its discretion to permit MIC to continue writing new business in the event MIC fails to maintain Arizona’s minimum policyholders’ position. In the event MIC does not meet Arizona’s minimum policyholders’ position and the Department declines to issue it a waiver, MIC shall be required to cease writing new business in all states.

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Even if Arizona were to permit MIC to continue writing new business, other states could require MIC to cease new business writings if it fails to maintain the other state’s applicable capital adequacy requirements. Thirteen states in addition to Arizona permit the insurance regulator to exercise its discretion to as to whether the mortgage insurer may continue to write new business if it fails to meet the state’s capital requirement. MIC has waivers from California and Missouri, and plans to request waivers from the additional states whose regulators may exercise discretion in the event MIC’s capital position approaches the regulatory thresholds. There is no assurance that MIC will be able to obtain additional waivers.

•

In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we have a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary, PMI Mortgage Assurance Co. There can be no assurance that we will be able to effectuate this plan.

•	The risk that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

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The performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A quality loans, and adjustable rate and interest-only loans, which have resulted in increased losses in prior periods and are expected to result in further losses;

•	The aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

•	The possibility that we may not estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves;

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The risk that we overestimate the number of loans that ultimately cure, which management factors in when establishing loss reserve estimates, and which could result in loss reserves that are insufficient to cover our losses on existing delinquent loans;

•

The heightened litigation risk relating to rescissions and claim denials and, in the event that we are unsuccessful in defending our rescissions or claim denials, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

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Our expectation that, because our loss reserves are not intended to be an estimate of total future losses, our ultimate actual losses will be higher than, and will substantially exceed, our loss reserve estimates;

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Further reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards and the decrease in housing demand in the U.S.;

•	The concentration of our business among a relatively small number of large customers;

•	Heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

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Potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages, including potential GSE reforms Congress may adopt in 2011 and GSE pricing changes (including the amount of loan level delivery fees assessed by the GSEs on loans they purchase), which could reduce the demand of our products;

•

The uncertainty surrounding Fannie Mae and/or Freddie Mac’s (collectively, the “GSEs”) adoption of revised mortgage insurer eligibility requirements and the risk that the GSEs determine that we are no longer an eligible provider of mortgage insurance;

•

Changes to the current housing finance system as a result of regulatory or legislative action, including the possibility that private mortgage insurance is no longer required for GSE-eligible loans or that the demand for our products and services is severely reduced;

•

Effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on the financial services industry in general, and on our mortgage insurance business in particular, including whether and to what extent loans with mortgage insurance are considered “qualified residential mortgages” for purposes of the Dodd-Frank Act risk-retention, securitization provisions;

•	Other heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and the Company and MIC;

•	Further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	The potential future impairment of the value of equity or other securities held in our investment portfolios as a result of continued volatility in the capital markets;

•	Volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis;

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The risk that we may not be able to realize all of our deferred tax assets and may be required to record a full valuation allowance or increase the current partial valuation allowance against our remaining net deferred tax assets;

•	Our ability to return to a period of sustained profitability, which would allow us to reverse all or a portion of the valuation allowance that was established against our net deferred tax asset;

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The risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility; and

•

Potential additional losses in our European operations and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no obligation to update forward-looking statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)	(Audited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$140,736	$156,126	$584,458	$678,058

Revenues
Premiums earned	$139,560	$170,575	$590,607	$716,841
Net gain from credit default swaps	3,859	7,574	8,288	31,581
Net investment income	13,966	29,465	78,152	119,166
Equity in losses from unconsolidated subsidiaries	(861)	(3,804)	(12,247)	(12,019)
Net realized investment gains	5,535	8,209	96,516	37,471
Change in fair value of certain debt instruments	(19,908)	34,000	(113,533)	16,522
Other income	2,133	—	6,570	2,328

Total revenues	144,284	246,019	654,353	911,890

Losses and expenses
Losses and loss adjustment expenses	280,849	556,189	1,266,947	1,756,755
Amortization of deferred policy acquisition costs	5,763	6,532	18,439	17,781
Other underwriting and operating expenses	25,956	41,282	119,692	155,624
Interest expense	13,469	10,092	48,632	43,013

Total losses and expenses	326,037	614,095	1,453,710	1,973,173

Loss from continuing operations before income taxes	(181,753)	(368,076)	(799,357)	(1,061,283)
Income tax expense (benefit) from continuing operations	2,625	(139,893)	(26,329)	(407,292)

Loss from continuing operations	(184,378)	(228,183)	(773,028)	(653,991)
Loss from discontinued operations, net of taxes	—	—	—	(5,335)

Net loss	$(184,378)	$(228,183)	$(773,028)	$(659,326)

Diluted loss from continuing operations per share	$(1.14)	$(2.76)	$(5.70)	$(7.94)
Diluted loss from discontinued operations per share	—	—	—	(0.07)

Diluted net loss per share	$(1.14)	$(2.76)	$(5.70)	$(8.01)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,820,158	$2,572,533
Cash and cash equivalents	267,705	686,891
Investments in unconsolidated subsidiaries	121,040	139,775
Reinsurance recoverables	459,671	703,550
Deferred policy acquisition costs	46,372	41,289
Property, equipment and software, net of accumulated depreciation and amortization	85,186	101,893
Deferred tax assets	142,899	178,623
Other assets	275,956	216,963

Total assets	$4,218,987	$4,641,517

Liabilities
Reserve for losses and loss adjustment expenses	$2,958,461	$3,253,820
Unearned premiums	64,298	72,089
Debt	616,158	389,991
Other liabilities	164,800	198,530

Total liabilities	3,803,717	3,914,430
Shareholders’ equity	415,270	727,087

Total liabilities and shareholders’ equity	$4,218,987	$4,641,517

Basic shares issued and outstanding	161,168	82,580

Book value per share	$2.58	$8.80

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Note: Please refer to The PMI Group, Inc. Fourth Quarter 2010 Financial Supplement and Supplemental Portfolio Characteristics for additional information.